                                                      --------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number: 3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response...   11
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                          Momenta Pharmaceuticals, Inc.
                                (Name of Issuer)

                         Common Stock, $0.0001 par value
                         (Title of Class of Securities)

                                    60877T100
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 19 pages

CUSIP NO. 60877T100                    13G                    PAGE 2 OF 19 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Fund V, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,459,100 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0 shares
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,459,100 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,459,100 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 2 of 19 pages

CUSIP NO. 60877T100                    13G                    PAGE 3 OF 19 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Parallel Fund V-A, C.V.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,459,100 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0 shares
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,459,100 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,459,100 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 3 of 19 pages

CUSIP NO. 60877T100                    13G                    PAGE 4 OF 19 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Entrepreneurs' Fund V, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,459,100 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0 shares
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,459,100 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,459,100 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 4 of 19 pages

CUSIP NO. 60877T100                    13G                    PAGE 5 OF 19 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Fund VI, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,459,100 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0 shares
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,459,100 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,459,100 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 5 of 19 pages

CUSIP NO. 60877T100                    13G                    PAGE 6 OF 19 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Entrepreneurs' Fund VI, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,459,100 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0 shares
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,459,100 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,459,100 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 6 of 19 pages

CUSIP NO. 60877T100                    13G                    PAGE 7 OF 19 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Fund VI GmbH & Co. KG.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Germany
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,459,100 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0 shares
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,459,100 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,459,100 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 7 of 19 pages

CUSIP NO. 60877T100                    13G                    PAGE 8 OF 19 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Associates V, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,459,100 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0 shares
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,459,100 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,459,100 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 8 of 19 pages

CUSIP NO. 60877T100                    13G                    PAGE 9 OF 19 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Associates VI, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,459,100 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0 shares
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,459,100 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,459,100 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------


                               Page 9 of 19 pages

CUSIP NO. 60877T100                    13G                   PAGE 10 OF 19 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Associates V, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,459,100 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0 shares
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,459,100 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,459,100 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------


                               Page 10 of 19 pages

CUSIP NO. 60877T100                    13G                   PAGE 11 OF 19 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Associates VI, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,459,100 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0 shares
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,459,100 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,459,100 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------


                               Page 11 of 19 pages

CUSIP NO. 60877T100                    13G                   PAGE 12 OF 19 PAGES

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Axel Bichara
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Germany
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,459,100 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0 shares
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,459,100 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,459,100 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------


                               Page 12 of 19 pages

CUSIP NO. 60877T100                    13G                   PAGE 13 OF 19 PAGES

--------------------------------------------------------------------------------
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jean-Francois Formela
--------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
SEC USE ONLY

--------------------------------------------------------------------------------
CITIZENSHIP OR PLACE OF ORGANIZATION

France
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,459,100 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0 shares
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,459,100 shares
--------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,459,100 shares
--------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.07%
--------------------------------------------------------------------------------
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
--------------------------------------------------------------------------------


                               Page 13 of 19 pages

CUSIP NO. 60877T100                    13G                   PAGE 14 OF 19 PAGES

--------------------------------------------------------------------------------
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Christopher Spray
--------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
SEC USE ONLY

--------------------------------------------------------------------------------
CITIZENSHIP OR PLACE OF ORGANIZATION

United Kingdom
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0 shares
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,459,100 shares
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH       0 shares
               -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,459,100 shares
--------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,459,100 shares
--------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.07%
--------------------------------------------------------------------------------
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
--------------------------------------------------------------------------------


                               Page 14 of 19 pages

                                  Schedule 13G

Item 1(a).   Name of Issuer: Momenta Pharmaceuticals, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             675 West Kendall Street, Cambridge, MA 02142

Item 2(a).   Name of Person Filing:

             Atlas Venture Fund V, L.P. ("Atlas V"), Atlas Venture Fund V-A, C.V. ("Atlas V-A"), Atlas Venture Entrepreneurs' Fund V, L.P. ("AVE V" and together with Atlas V and Atlas V-A, the "Atlas V Funds"), Atlas Venture Fund VI, L.P. ("Atlas VI"), Atlas Venture Fund VI GmbH & Co. KG ("Atlas VI GmbH"), Atlas Venture Entrepreneurs' Fund VI, L.P. ("AVE VI"), Atlas Venture Associates V, L.P. ("AVA V LP"), Atlas Venture Associates VI, L.P. ("AVA VI LP"), Atlas Venture Associates V, Inc. ("AVA V Inc."), Atlas Venture Associates VI, Inc. ("AVA VI Inc."), Axel Bichara ("Bichara"), Jean-Francois Formela ("Formela") and Christopher Spray ("Spray"). Atlas V, Atlas V-A, AVE V, Atlas VI, Atlas VI GmbH and AVE VI are referred to individually herein as a "Fund" and collectively as the "Funds". The persons and entities named in this Item 2(a) are referred to individually herein as a "Filing Person" and collectively as the "Filing Persons".

             AVA V Inc. is the sole general partner of AVA V LP. AVA V LP is the sole general partner of the Atlas V Funds. Messrs. Bichara, Formela and Spray are directors of AVA V Inc.

             AVA VI Inc. is the sole general partner of AVA VI LP. AVA VI LP is the sole general partner of Atlas VI and AVE VI and the managing limited partner of Atlas VI GmbH. Messrs. Bichara, Formela and Spray are directors of AVA VI Inc.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             The principal business office of each of the Filing Persons is:

                890 Winter Street, Suite 320
                Waltham, MA 02451

Item 2(c). Citizenship: Atlas V, AVE V, Atlas VI, AVE VI, AVA V LP and AVA VI LP is each a limited partnership formed under the laws of the state of Delaware. AVA V Inc. and AVA VI Inc. is each a corporation formed under the laws of the state of Delaware. Atlas V-A is a limited partnership formed under the laws of The Netherlands. Atlas VI GmbH is a limited partnership formed under the laws of Germany. Mr. Bichara is a citizen of Germany. Mr. Formela is a citizen of France. Mr. Spray is a citizen of the United Kingdom.

Item 2(d). Title of Class of Securities: Common Stock, $0.0001 par value per share (the "Common Stock").

Item 2(e).   CUSIP Number: 60877T100


                               Page 15 of 19 pages

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

             Not Applicable.

Item 4.      Ownership.

(a) Amount Beneficially Owned: Atlas V is the record holder of 778,743 shares of Common Stock as of December 31, 2005 (the "Atlas V Shares"). Atlas V-A is the record holder of 193,840 shares of Common Stock as of December 31, 2005 (the "Atlas V-A Shares"). AVE V is the record holder of 12,919 shares of Common Stock as of December 31, 2005 (the "AVE V Shares"). Atlas VI is the record holder of 1,404,928 shares of Common Stock as of December 31, 2005 (the "Atlas VI Shares"). Atlas VI GmbH is the record holder of 25,725 shares of Common Stock as of December 31, 2005 (the "Atlas VI GmbH Shares"). AVE VI is the record holder of 42,945 shares of Common Stock as of December 31, 2005 (the "AVE VI Shares"). By virtue of their relationship as affiliated limited partnerships, each Fund may be deemed to share the power to direct the disposition and vote the Atlas V Shares, the Atlas V-A Shares, the AVE V Shares, the Atlas VI Shares, the Atlas VI GmbH Shares and the AVE VI Shares, for an aggregate of 2,459,100 shares of Common Stock (the "Record Shares"). As general partner or managing limited partner, as the case may be, of certain of the Funds, and by virtue of the Funds relationship as affiliated limited partnerships, each of AVA V LP and AVA VI LP may also be deemed to beneficially own the Record Shares. As the general partner of AVA V LP and AVA VI LP respectively, AVA V Inc. and AVA VI Inc. may also be deemed to beneficially own the Record Shares. In their capacities as directors of AVA V Inc. and AVA VI Inc. each of Messrs. Bichara, Formela and Spray may be deemed to beneficially own the Record Shares.

             Each Filing Person disclaims beneficial ownership of the Record Shares except for such shares, if any, such Filing Person holds of record.

(b)          Percent of Class:

             Each Filing Person: 8.07%

(c)          Number of shares as to which the person has:

                  (i)  sole power to vote or to direct the vote:

                       0

                  (ii) shared power to vote or to direct the vote:

                       2,459,100 for each Filing Person

                  (iii) sole power to dispose or direct the disposition of:

                       0

                  (iv) shared power to dispose or direct the disposition of:


                              Page 16 of 19 pages

                       2,459,100 for each Filing Person

Item 5.      Ownership of Five Percent or Less of a Class.

             Not Applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

             Not Applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not Applicable. The Filing Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b)(1).

Item 9.      Notice of Dissolution of Group.

             Not Applicable.

Item 10.     Certification.

             Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


                              Page 17 of 19 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2006


                                                           *
                                     -------------------------------------------
                                     Axel Bichara


                                                           *
                                     -------------------------------------------
                                     Jean-Francois Formela


                                                           *
                                     -------------------------------------------
                                     Christopher Spray


                                     Atlas Venture Fund VI, L.P.
                                     Atlas Venture Entrepreneurs' Fund VI, L.P.
                                     By: Atlas Venture Associates VI, L.P.
                                     their general partner
                                     By: Atlas Venture Associates VI, Inc.
                                     its general partner


                                     By:                   *
                                         ---------------------------------------
                                     Name: Jeanne Larkin Henry
                                     Title: Vice-President


                                     Atlas Venture Fund VI GmbH & Co. KG
                                     By: Atlas Venture Associates VI, L.P.
                                     its managing limited partner
                                     By: Atlas Venture Associates VI, Inc.
                                     its general partner


                                     By:                   *
                                         ---------------------------------------
                                     Name: Jeanne Larkin Henry
                                     Title: Vice-President


                                     Atlas Venture Associates VI, L.P.
                                     By: Atlas Venture Associates VI, Inc.
                                     its general partner


                                     By:                   *
                                         ---------------------------------------
                                     Name: Jeanne Larkin Henry
                                     Title: Vice-President


                               Page 18 of 19 pages

                                     Atlas Venture Associates VI, Inc.


                                     By:                   *
                                         ---------------------------------------
                                     Name: Jeanne Larkin Henry
                                     Title: Vice-President


                                     Atlas Venture Fund V, L.P.
                                     Atlas Venture Entrepreneurs' Fund V, L.P.
                                     Atlas Venture Parallel Fund V-A, C.V.
                                     By: Atlas Venture Associates V, L.P.
                                     their general partner
                                     By: Atlas Venture Associates V, Inc.
                                     its general partner


                                     By:                   *
                                         ---------------------------------------
                                     Name: Jeanne Larkin Henry
                                     Title: Vice-President


                                     Atlas Venture Associates V, L.P.
                                     By: Atlas Venture Associates V, Inc.
                                     its general partner


                                     By:                   *
                                         ---------------------------------------
                                     Name: Jeanne Larkin Henry
                                     Title: Vice-President


                                     Atlas Venture Associates V, Inc.


                                     By:                   *
                                         ---------------------------------------
                                     Name: Jeanne Larkin Henry
                                     Title: Vice-President


* By: /s/ Jeanne Larkin Henry
      -----------------------------
      By Jeanne Larkin Henry in her
      individual capacity and as
      Attorney-in-Fact


                               Page 19 of 19 pages

                                                                       Exhibit 1

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Momenta Pharmaceuticals, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 8, 2006


                                                           *
                                     -------------------------------------------
                                     Axel Bichara


                                                           *
                                     -------------------------------------------
                                     Jean-Francois Formela


                                                           *
                                     -------------------------------------------
                                     Christopher Spray


                                     Atlas Venture Fund VI, L.P.
                                     Atlas Venture Entrepreneurs' Fund VI, L.P.
                                     By: Atlas Venture Associates VI, L.P.
                                     their general partner
                                     By: Atlas Venture Associates VI, Inc.
                                     its general partner


                                     By:                   *
                                         ---------------------------------------
                                     Name: Jeanne Larkin Henry
                                     Title: Vice-President


                                     Atlas Venture Fund VI GmbH & Co. KG
                                     By: Atlas Venture Associates VI, L.P.
                                     its managing limited partner
                                     By: Atlas Venture Associates VI, Inc.
                                     its general partner


                                     By:                   *
                                         ---------------------------------------
                                     Name: Jeanne Larkin Henry
                                     Title: Vice-President


                                     Atlas Venture Associates VI, L.P.
                                     By: Atlas Venture Associates VI, Inc.
                                     its general partner


                                     By:                   *
                                         ---------------------------------------
                                     Name: Jeanne Larkin Henry
                                     Title: Vice-President

                                     Atlas Venture Associates VI, Inc.


                                     By:                   *
                                         ---------------------------------------
                                     Name: Jeanne Larkin Henry
                                     Title: Vice-President


                                     Atlas Venture Fund V, L.P.
                                     Atlas Venture Entrepreneurs' Fund V, L.P.
                                     Atlas Venture Parallel Fund V-A, C.V.
                                     By: Atlas Venture Associates V, L.P.
                                     their general partner
                                     By: Atlas Venture Associates V, Inc.
                                     its general partner


                                     By:              *
                                         ---------------------------------------
                                     Name: Jeanne Larkin Henry
                                     Title: Vice-President


                                     Atlas Venture Associates V, L.P.
                                     By: Atlas Venture Associates V, Inc.
                                     its general partner


                                     By:                   *
                                         ---------------------------------------
                                     Name: Jeanne Larkin Henry
                                     Title: Vice-President


                                     Atlas Venture Associates V, Inc.


                                     By:                   *
                                         ---------------------------------------
                                     Name: Jeanne Larkin Henry
                                     Title: Vice-President


* By: /s/ Jeanne Larkin Henry
      -----------------------------
      By Jeanne Larkin Henry in her
      individual capacity and as
      Attorney-in-Fact

                                                                       Exhibit 2

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of Christopher J. Spray and Jeanne Larkin Henry his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Fund III, L.P., Atlas Venture Entrepreneurs' Fund III, L.P., Atlas Venture Associates III, L.P., Atlas Venture Associates III, Inc., Atlas Venture Fund IV, L.P., Atlas Venture Entrepreneurs' Fund IV, L.P., Atlas Venture Parallel Fund IV-A, C.V., Atlas Venture Parallel Fund IV-B, C.V., Atlas Venture Associates IV, L.P., Atlas Venture Associates IV, Inc., Atlas Venture Fund V, L.P., Atlas Venture Entrepreneurs' Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V., Atlas Venture Parallel Fund V-B, C.V., Atlas Venture Associates V, L.P., Atlas Venture Associates V, Inc., Atlas Venture Fund VI, L.P., Atlas Venture Entrepreneurs' Fund VI, L.P., Atlas Venture Fund VI GmbH & Co. KG, Atlas Venture Associates VI, L.P. and Atlas Venture Associates VI, Inc. pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2005.


                                     /s/ Axel Bichara
                                     -------------------------------------------
                                     Axel Bichara


                                     /s/ Jean-Francois Formela
                                     -------------------------------------------
                                     Jean-Francois Formela


                                     /s/ Christopher Spray
                                     -------------------------------------------
                                     Christopher Spray